SEPARATION AGREEMENT, WAIVER AND RELEASE

This SEPARATION AGREEMENT, WAIVER AND RELEASE (“Separation Agreement”) is between GREAT LAKES BANCORP, INC. and GREATER BUFFALO SAVINGS BANK (collectively, the “Bank”) and MARYLOU BOROWIAK (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive and Bank wish to set forth their respective rights and obligations arising from Executive’s separation from Bank;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Bank and Executive hereby agree as follows:

1. Employment Separation.

(a) Executive acknowledges and agrees that Executive’s resignation from employment and service as Executive Vice President of Great Lakes Bancorp, Inc. and Executive Vice President and Chief Retail Banking Officer of Greater Buffalo Savings Bank is effective as of August 22, 2007 at 5:00 p.m. (“Separation Date”).

(b) From and after the Separation Date, except as otherwise set forth in this Separation Agreement, Executive shall not be entitled to any further compensation or monies from Bank or to receive any benefits or to participate in any benefit plan or program of Bank. Executive acknowledges that, as of the date of this Separation Agreement, except as set forth herein, Executive has received all wages, benefits and payments of any kind to which Executive may be entitled.

(c) This Separation Agreement shall not compromise any right Executive may have to group health continuation coverage under Sections 601 et seq. of ERISA (“COBRA”) nor shall it compromise any right to vested benefits accumulated under the Bank’s 401(k) Plan subject to the terms of the plan(s).

2. Severance Compensation and Benefits. Provided Executive (i) signs this Separation Agreement, and (ii) does not revoke it pursuant to Section 16 of this Separation Agreement, Executive shall be entitled to severance compensation and benefits as follows:

(a) From and after the Separation Date, Bank shall pay Executive thirteen consecutive equal biweekly payments of $4,557.69 and a final fourteenth payment of $5,000 immediately thereafter, all less applicable taxes and withholdings.

(b) At the separation date, Bank shall pay Executive for any earned and unused vacation and Bank of Hours benefits.

(c) Medical Benefits.

i. For the period beginning on the Separation Date and ending on six months thereafter (“Benefit Continuation Period”), Executive will be entitled to receive continued coverage under Bank’s group medical program in which she participates as of the Separation Date. During the Benefit Continuation Period, Executive’s cost of group medical plan coverage will be the same as the amount paid by other employees of Bank for participation in said Bank-sponsored benefit programs. With respect to Bank’s group medical plan, the Parties agree that the Separation Date will be the date of Executive’s “qualifying event” for purposes of Executive’s continuation coverage rights under COBRA and that the COBRA coverage period will commence on the Separation Date. As a condition of receipt of benefits under this paragraph 2(b)(i), Executive must timely elect continuation coverage under COBRA.

ii. Notwithstanding the foregoing, in the event Executive becomes reemployed with another entity during the Benefit Continuation Period, Bank’s provision of coverage and payment of the benefits described in paragraph 2(b)(i) will cease (even if Executive is entitled under COBRA to continue to participate in Bank’s group medical plan at Executive’s sole cost). Executive shall immediately provide notice to Bank if Executive becomes reemployed with another entity during the Benefit Continuation Period.

(d) Outplacement. Executive will be eligible to receive professional outplacement assistance from R.W. Caldwell Associates for a period of three months commencing at the Bank’s expense. No cash payment will be made in lieu of any such professional outplacement assistance.

3. Release.

(a) For and in consideration of the promises and other valuable consideration paid to Executive pursuant to this Separation Agreement, Executive, for herself and for Executive’s heirs, executors, successors and assigns (collectively, “Executive Releasors”), hereby releases and discharges Bank and any and all of its parents, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and all of their Executive benefit plans, funds, and any of the foregoing entities’ past or present officers, directors, employees, stockholders, trustees, administrators, attorneys, accountants and agents (collectively “Bank Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which the Executive Releasors ever had, now have or may hereafter have against any or all Bank Releasees from the beginning of the world through the date of this Separation Agreement by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, except for those rights expressly set forth or reserved in this Separation Agreement. It is the understanding and agreement of the Parties that the release provided for by this sub-paragraph shall be a general release in all respects.

(b) Without limiting the generality or force or effect of Section 3(a) above, or characterizing the nature of the Executive Releasors’ claims, this document releases the Bank Releasees from any and all claims arising, directly or indirectly, from (i) Executive’s employment with Bank; (ii) the terms and conditions of such employment; (iii) the termination of Executive’s employment with Bank; (iv) the negotiation and entry into this Separation Agreement and/or the terms of this Separation Agreement; (v) any federal, state or local statute, or court decision including, but not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement and Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, N.Y. Exec. Law Art. 15; (vi) any and all claims for breach of contract; (vii) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (viii) any and all claims for compensatory or punitive damages, attorneys’ fees, costs and disbursements which the Executive Releasors ever had, now have or hereafter can, shall or may have against the Bank Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Executive, except for those rights specifically provided for or expressly reserved by Executive in this Separation Agreement and any claim necessary to enforce the terms of this Separation Agreement.

(c) Executive represents that Executive has not filed or permitted to be filed against Bank or any Bank Releasees, individually or collectively, any lawsuits or charges (including any arbitrations), and covenants and agrees that Executive will not do so at any time hereafter with respect to the subject matter of this Separation Agreement and claims released pursuant to this Separation Agreement, except as otherwise provided in this Separation Agreement. Executive acknowledges that Executive fully understands and agrees that, to the fullest extent permitted by law, this Separation Agreement shall operate as a complete defense to any claim or entitlement which hereafter may be asserted by Executive or any other person acting on Executive’s behalf, against Bank Releasee(s) for or on account of any matter or thing whatsoever arising out of or in any way based upon the circumstances, facts, and events related to Executive’s employment and separation from employment or to any claim made by Executive against any Bank Releasee(s) arising from such circumstances, facts, and events. However, nothing in this Separation Agreement shall be construed to prohibit Executive from filing a charge (including a challenge to the validity of this Agreement) with or participating in any investigation or proceeding conducted by the EEOC. Notwithstanding the preceding sentence, Executive agrees to waive Executive’s right to recover monetary damages in any charge or other proceeding of any kind filed by Executive or anyone else on Executive’s behalf to the fullest extent allowed by law.

(d) Executive acknowledges and agrees that the consideration to be provided to Executive, as set forth above in Section 2 of this Separation Agreement: (i) exceeds anything of value to which Executive would otherwise be entitled in the absence of this Separation Agreement; (ii) fully and completely settles all claims by Executive and any attorney Executive has retained against Bank and/or the other Bank Releasees for attorneys fees, costs, disbursements and the like; and (iii) is sufficient consideration for Executive’s promises under this Separation Agreement.

4. No Admission. The making of this Separation Agreement is not intended, and shall not be construed, as any admission by Bank or Executive or any of the Bank Releasees that they have violated any federal, state, or local law, or have committed any wrong against Executive or any other person or entity.

5. Non-Competition. For the period beginning on the Separation Date and ending six months later (“Covenant Period”), Executive agrees not to, directly or indirectly, for Executive’s own account or as an agent, employee, officer, director, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 1% or less of any class of publicly traded securities), engage, anywhere within Erie, Niagara or Chautauqua counties in New York State, in the management or operation of a commercial bank, savings bank, bank holding company, credit union or any other financial services provider that competes with Bank, its subsidiaries or its products or programs.

6. Non-Solicitation. Executive agrees that for a period of eighteen months after the Separation Date, she will not, whether directly or as an employee, partner, member, consultant or shareholder of any entity or person:

(a) solicit, divert or attempt to divert from the Bank, or knowingly encourage or assist any person or entity with which Executive is affiliated to solicit, divert or attempt to divert from the Bank, the trade or business of any person or entity which was a customer or client or had an account with the Bank at any time during Executive’s employment, whether or not the relationship between the Bank and such person or entity was originally established in whole or in part through Executive’s efforts; or

(b) employ, solicit or induce any employee, officer, consultant or agent of the Bank to leave the employ of the Bank. For the purposes of this paragraph, “employee, officer, consultant or agent” shall mean any individual employed or engaged by the Bank within six months prior to the Separation Date.

For the purposes of this Separation Agreement, the term “solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging, or requesting any person or entity, in any manner to take or refrain from taking any action.

7. Return of Bank Property. Executive warrants that she has returned all Bank Property to Bank. For purposes of this Agreement, “Bank Property” includes, but is not limited to, all information and materials belonging to the Bank or its customers or clients, including office keys and equipment, documents, policy or practice manuals, records, customer files, written materials, electronic information, software packages, computers, computer disks, drives or files, handheld computer devices such as Blackberries, mobile phones, corporate credit cards, all other Bank Property in Executive’s position, including any and all reproductions or copies thereof.

8. Non-Disparagement. Executive covenants that, except to the extent required by law, she will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Bank or any of its executives, officers, directors, or employees or that denigrates, disparages or results in detriment to the Bank.

9. Confidential Information. For purposes of this Separation Agreement, “Confidential Information” includes, but is not limited to, any and all records, files, reports, letters, memoranda, records, data, flowcharts, promotional materials, agreements, information, market studies, pricing, customer lists, business methods, financial and cost data, business plans and strategies and other secret, confidential or proprietary information of any nature relating to the Bank, its personnel, affiliates and subsidiaries, and their parents, officers, board members, distributors, suppliers or employees, which is not generally available to the public. Except as required by law, Executive shall not disclose to or discuss with any person or entity any Confidential Information. Executive hereby warrants and guarantees that she has surrendered to the Bank all documents and data of any kind, including electronic versions of documents and data in machine-readable form, and any and all reproductions, in whole or in part, of any items relating to Confidential Information and has not made or retained any copy or extract of such documents, data or reproductions. Executive agrees to give Bank written notice of any and all attempts to compel of any Confidential Information or other information as to which disclosure is prohibited by this Separation Agreement. Such written notice shall be provided as soon as reasonably possible after Executive becomes aware of such attempt to compel such information and not less than five (5) days before compliance with any subpoena or order is requested or required.

10. Executive Cooperation. Executive shall cooperate fully in connection with any and all existing or future litigations or investigations brought by or against the Bank or any of its agents, officers, directors, or employees in which and to the extent Executive’s cooperation is necessary. In the event that Executive is subpoenaed in connection with any litigation or investigation, if legally permissible, Executive will promptly notify the Bank and shall give the Bank an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena. The Bank will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

11.  Remedy. Executive acknowledges and agrees that the Covenant Period and the other restrictions contained in Sections 5 through and including 10 are reasonable, legitimate and fair to Executive and necessary to protect the interests of Bank. In order to enforce compliance with this Separation Agreement, Executive acknowledges that the failure to comply with the provisions of Sections 5 through and including 10 of this Separation Agreement will cause the Bank irrevocable harm and that a remedy at law for such failure would be an inadequate remedy for Bank. Therefore, Executive consents that the Bank may obtain an order of specific performance, an injunction, a restraining order, or other equitable relief from a court or arbitrator having jurisdiction. The availability of equitable relief shall not preclude the Bank from recovering any monetary damages or other relief to which it is entitled under applicable law.

12. Breach. Any material breach by Executive of this Separation Agreement shall be considered a breach for which the Bank shall be entitled to cease the payments and benefits described in Section 2 of this Separation Agreement, in addition to any other remedies to which the Bank may be entitled by law.

13. Binding Effect. This Separation Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, representatives, successors and assigns.

14. Choice of Law. This Separation Agreement is to be construed at all times in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

15. Opportunity to Review. Executive acknowledges and warrants that (a) Executive has had a reasonable period of time not less than 21 days, to consider the terms and provisions of this Separation Agreement; (b) Executive has been advised by Bank in this writing to consult, and has had adequate opportunity to consult with, an attorney of Executive’s choosing prior to executing this Separation Agreement; (c) Executive has carefully read this Separation Agreement in its entirety, has had an opportunity to have its provisions explained to Executive by an attorney of Executive’s choosing, and fully understands the significance of all of its terms and provisions; and (d) Executive is signing this Separation Agreement voluntarily and of Executive’s own free will and assents to all of the terms and conditions contained herein.

16. Effective Date and Right to Revoke. Executive has been given 21 days from the date of receipt to consider the terms and conditions of this Separation Agreement. Executive may accept this Separation Agreement by signing it after the Separation Date and returning an original Separation Agreement to Andrew W. Dorn, Jr. Greater Buffalo Savings Bank, any time during this 21-day period. Executive agrees that any changes to the Separation Agreement from the time it was offered to Executive, whether material or immaterial, do not restart the running of the 21-day period. After signing this Separation Agreement, Executive shall have seven days to revoke it by indicating Executive’s desire to do so in a writing received by Bank in accordance with this Section 16 of this Separation Agreement no later than 5:00 p.m. Eastern Standard Time on the seventh day following the date Executive signs this Separation Agreement (“Revocation Period”). The effective date of this Separation Agreement shall be the eighth day following Executive’s signing of this Separation Agreement provided Executive does not revoke it during the Revocation Period. If Executive does not accept this Separation Agreement as set forth above, or revokes this Separation Agreement during the Revocation Period, this Agreement (including any obligations of the Bank to provide the consideration referred to above) shall be deemed null and void.

17. Section 409A Compliance. This Separation Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code and shall be construed and interpreted in accordance with such intent.

18. Entire Agreement. This Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and the duties, compensation and benefits of Executive, and except as otherwise specifically provided herein, supersedes all prior communications, representations, agreements, understandings, plans and arrangements between the parties, whether oral or written.

19. Severability. If any provision of this Separation Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. In addition, if any one or more of the provisions contained in this Separation Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

20. Counterparts. This Separation Agreement may be executed in several counterparts, each of which shall be an original as against any party who or which signed it, and all of which shall constitute one and the same document.

21. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 21):

if to Executive:

Marylou Borowiak
221 Stolle Road
Elma, New York 14059

if to the Bank:

GREAT LAKES BANCORP, INC
GREATER BUFFALO SAVINGS BANK,
2421 Main St.
Buffalo, New York 14214

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

GREATER BUFFALO SAVINGS BANK

By:	/s/ Marylou Borowiak	By:	/s/ Andrew W. Dorn, Jr.
Marylou Borowiak

Date:	August 22, 2007	Date:	August 22, 2007

STATE OF NEW YORK
:ss.
COUNTY OF ______

On the ____ day of _____________, in the year 2007, before me, the undersigned, personally appeared MARYLOU BOROWIAK, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public